Exhibit 99.1

The Glimpse Group Reports Q2 Fiscal Year 2024 Financial Results

NEW YORK, NY, February 14, 2024 — The Glimpse Group, Inc. (“Glimpse”) (NASDAQ: VRAR, FSE: 9DR), a diversified Immersive Technology platform company providing enterprise-focused Virtual Reality (“VR”), Augmented Reality (“AR”) and Spatial Computing software and services, provided financial results for its second quarter fiscal year 2024 (“Q2 FY’24”).

Business Summary by President & CEO Lyron Bentovim

Q2 FY ‘24 (October 1, 2023 – December 31, 2023) was highlighted by:

●	Made significant strides toward securing several multi-million dollar annual Spatial Computing/Cloud/AI contracts with large Department of Defense and Commercial entities. While there is no guarantee that these contracts will come to fruition, we are optimistic that they may be signed in the short term.

●	Q2 FY ‘24 quarterly revenue of approximately $2.1 million, a 29% decrease compared to revenue of approximately $2.95 million in Q2 FY ‘23. This decline is in line with our previously announced expectations, as we continue to: a) strategically transition our business from predominantly Immersive marketing driven projects to enterprise-scale Spatial Computing/Cloud/AI driven Immersive recurring software solutions, and b) divest non-core operating assets.

●	While investing in the development of our Spatial Computing solutions, we have continued to reduce non-core cash expenses. In the aggregate, we have reduced cash expenses by approximately 50% from their high. Our operational cash breakeven point in now approximately $3 million revenue per quarter or $12 million annually (excluding potential growth investments). For relative reference, our Q1 FY ‘24 revenue was $3.1 million and our FY ‘23 (June 30) annual revenue was approximately $13.5 million, revenue figures that we believe are attainable once some of the large contracts we have in the pipeline materialize.

●	Gross Margin for Q2 FY ‘24 was approximately 68% compared to 70% for Q2 FY ‘23. As we complete our strategic transition, we expect our Gross Margins to continue to remain in the 65-70% range and potentially increase afterward.

●	Adjusted EBITDA loss for Q2 FY’24 was approximately $1.3 million, compared to an EBITDA loss of approximately $2.6 million for Q2 FY ‘23, reflecting the reductions in operational expenses.

Q2 FY ‘24 Financial Summary (for full detail of our financial results please refer to our 8K and 10Q filed on 2/14/24)

●	Total revenue for the three months ended December 31, 2023 was approximately $2.08 million compared to approximately $2.95 million for the three months ended December 31, 2022, a decrease of 29%. Total revenue for the six months ended December 31, 2023 was approximately $5.18 million compared to approximately $6.9 million for the six months ended December 31, 2022, a decrease of 25%. The decrease reflects our strategic shift to Spatial Computing, Cloud and AI driven immersive software solutions.

●	Gross profit was approximately 68% for the three months ended December 31, 2023, compared to approximately 70% for the three months ended December 31, 2022. Gross profit was approximately 64% for the six months ended December 31, 2023 compared to approximately 70% for the six months ended December 31, 2022. The decrease was driven by the lower margin on project revenue in the current fiscal year due to increased use of outside contractors.

●	Operating expenses for the three months ended December 31, 2023 were approximately $2.23 million compared to $0.84 million for the three months ended December 31, 2022, an increase of approximately 165% (Q2 FY ‘22 Operating expenses were lower due to the non-cash gain on a change in fair value of acquisition contingent consideration). Operating expenses for the six months ended December 31, 2023 were approximately $4.33 million compared to $9.01 million for the six months ended December 31, 2022, an decrease of approximately 52%. These reflect a decrease in all expense categories, reduced investment in non-core areas and divesting non-core assets as a result of our strategic shift to Spatial Computing, Cloud and AI driven immersive software solutions.

●	Net loss of $0.74 million for the three months ended December 31, 2023 as compared to net income of $1.31 million for the comparable 2022 period (Q2 FY ‘22 Net income was driven by a non-cash gain on the change in fair value of acquisition contingent consideration). Net loss of $0.86 million for the six months ended December 31, 2023 as compared to a net loss of $4.07 million for the comparable 2022 period. These reflect a reduction in Operating expenses.

●	Adjusted EBITDA loss of $1.33 million for the three months ended December 31, 2023 compared to a $2.60 million loss for the three months ended December 31, 2022. Adjusted EBITDA loss of $2.60 million for the six months ended December 31, 2023 compared to a $3.64 million loss for the six months ended December 31, 2022. The reduced EBITDA loss for both periods was driven by cash operating expense reductions.

●	As of December 31, 2023, the Company had cash and cash equivalents of $5.22 million.

●	The Company has no outstanding corporate debt or preferred equity obligations.

Q2 Fiscal Year 2024 Conference Call and Webcast

Date: Wednesday, February 14, 2024

Time: 4:30 p.m. Eastern time

USA Dial In: 877-545-0523

International: 973-528-0016

Participant Access Code: 125049

Webcast: https://www.webcaster4.com/Webcast/Page/2934/49880

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the webcast will be available through February 14, 2025. A replay of the teleconference will be available through February 28, 2024. To listen, please call USA: 1-877-481-4010 or International: 919-882-2331; Replay Passcode: 49880. A webcast will also be available on the IR section of The Glimpse Group website (ir.theglimpsegroup.com) or by clicking the webcast link above.

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR, FSE: 9DR) is a diversified Immersive technology platform company, providing enterprise-focused Virtual Reality, Augmented Reality and Spatial Computing software & services. Glimpse’s unique business model builds scale and a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into this emerging industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

(917) 292-2685

maydan@theglimpsegroup.com

THE GLIMPSE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31, 2023	As of June 30, 2023
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$5,220,653	$5,619,083
Accounts receivable	1,245,718	1,453,770
Deferred costs/contract assets	76,992	158,552
Prepaid expenses and other current assets	661,394	562,163
Total current assets	7,204,757	7,793,568

Equipment, net	203,624	264,451
Right-of-use assets, net	624,303	627,832
Intangible assets, net	3,111,104	4,284,151
Goodwill	10,857,600	11,236,638
Other assets	73,273	71,767
Total assets	$22,074,661	$24,278,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$275,700	$455,777
Accrued liabilities	292,141	635,616
Accrued non cash performance bonus	363,216	1,041,596
Deferred revenue/contract liabilities	136,862	466,393
Lease liabilities, current portion	450,032	405,948
Contingent consideration for acquisitions, current portion	4,550,000	5,120,791
Total current liabilities	6,067,951	8,126,121

Long term liabilities
Contingent consideration for acquisitions, net of current portion	923,100	4,505,000
Lease liabilities, net of current portion	286,465	423,454
Total liabilities	7,277,516	13,054,575
Commitments and contingencies
Stockholders’ Equity
Preferred Stock, par value $0.001 per share, 20 million shares authorized; 0 shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 300 million shares authorized; 16,722,146 and 14,701,929 issued and outstanding	16,723	14,702
Additional paid-in capital	72,283,210	67,854,108
Accumulated deficit	(57,502,788)	(56,644,978)
Total stockholders’ equity	14,797,145	11,223,832
Total liabilities and stockholders’ equity	$22,074,661	$24,278,407

THE GLIMPSE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue
Software services	$2,032,272	$2,886,458	$5,044,343	$6,748,972
Software license/software as a service	44,153	64,089	136,962	152,599
Total Revenue	2,076,425	2,950,547	5,181,305	6,901,571
Cost of goods sold	655,509	875,281	1,837,018	2,089,878
Gross Profit	1,420,916	2,075,266	3,344,287	4,811,693
Operating expenses:
Research and development expenses	1,391,883	2,532,646	3,072,670	4,535,025
General and administrative expenses	1,045,194	1,260,675	2,141,236	2,636,000
Sales and marketing expenses	765,116	1,737,091	1,578,858	3,481,330
Amortization of acquisition intangible assets	291,036	541,714	659,156	985,681
Intangible asset impairment (inclusive of $379,038 goodwill impairment)	8,275	-	901,204	-
Change in fair value of acquisition contingent consideration	(1,268,014)	(5,228,500)	(4,025,544)	(2,625,102)
Total operating expenses	2,233,490	843,626	4,327,580	9,012,934
Income (Loss) from operations before other income	(812,574)	1,231,640	(983,293)	(4,201,241)

Other income
Interest income	74,207	76,725	125,483	126,879
Net Income (Loss)	$(738,367)	$1,308,365	$(857,810)	$(4,074,362)

Basic net income (loss) per share	$(0.04)	$0.09	$(0.05)	$(0.30)
Diluted net income (loss) per share	$(0.04)	$0.07	$(0.05)	$(0.30)

Weighted-average shares used to compute basic net income (loss) per share	16,668,740	13,779,958	15,699,563	13,548,573
Weighted-average shares used to compute diluted net income (loss) per share	16,668,740	19,264,307	15,699,563	13,548,573

THE GLIMPSE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(857,810)	$(4,074,362)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	720,458	1,056,131
Common stock and stock option based compensation for employees and board of directors	1,135,048	1,717,462
Accrued non cash performance bonus fair value adjustment	(551,234)	-
Acquisition contingent consideration fair value adjustment	(4,025,544)	(2,625,102)
Impairment of intangible assets	901,204	-
Issuance of common stock to vendors as compensation	73,282	-
Adjustment to operating lease right-of-use assets and liabilities	(89,376)	(6,383)

Changes in operating assets and liabilities:
Accounts receivable	208,052	(373,055)
Deferred costs/contract assets	81,560	482,133
Prepaid expenses and other current assets	(99,231)	(130,336)
Other assets	(1,507)	30,100
Accounts payable	(180,077)	(439,737)
Accrued liabilities	(343,474)	(7,425)
Deferred revenue/contract liabilities	(329,531)	(2,123,680)
Net cash used in operating activities	(3,358,180)	(6,494,254)
Cash flow from investing activities:
Purchases of equipment	(8,751)	(119,588)
Acquisitions, net of cash acquired	-	(2,478,756)
Proceeds from maturity of investments	-	2,738
Net cash used in investing activities	(8,751)	(2,595,606)
Cash flows provided by financing activities:
Proceeds from securities purchase agreement, net	2,968,501	-
Proceeds from exercise of stock options	-	44,916
Cash provided by financing activities	2,968,501	44,916

Net change in cash, cash equivalents and restricted cash	(398,430)	(9,044,944)
Cash, cash equivalents and restricted cash, beginning of year	5,619,083	18,249,666
Cash, cash equivalents and restricted cash, end of period	$5,220,653	$9,204,722
Non-cash Investing and Financing activities:

Issuance of common stock for satisfaction of contingent liability	$127,145	$734,036
Issuance of common stock for non cash performance bonus	$127,145	$-
Lease liabilities arising from right-of-use assets	$113,182	$1,155,769
Note receivable for sale of subsidiary assets	$1,000,000	$-
Allowance against note receivable	$(1,000,000)	$-
Common stock issued for acquisition	$-	$2,846,144
Contingent acquisition consideration liability recorded at closing	$-	$6,139,000
Common stock issued for purchase of intangible asset - technology	$-	$326,436
Issuance of common stock for satisfaction of contingent liability, net of note extinguishment	$-	$318,571
Extinguishment of note receivable for satisfaction of contingent liability	$-	$250,000

The following table presents a reconciliation of net loss to Adjusted EBITDA for the three months ended December 31, 2023 and 2022 (in $ million):

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(in millions)		(in millions)
Net income (loss)	$(0.74)	$1.31	$(0.86)	$(4.07)
Depreciation and amortization	0.32	0.58	0.72	1.06
EBITDA income (loss)	(0.42)	1.89	(0.14)	(3.01)
Stock based compensation expenses	0.52	0.74	1.21	1.72
Intangible asset impairment	-	-	0.90	-
Acquisition expenses	-	-	-	0.28
Non cash change in fair value of accrued performance bonus	(0.16)	-	(0.55)	-
Non cash change in fair value of acquisition contingent consideration	(1.27)	(5.23)	(4.02)	(2.63)
Adjusted EBITDA loss	$(1.33)	$(2.60)	$(2.60)	$(3.64)